MORRIS PUBLISHING OBTAINS EXTENSION OF FORBEARANCE
 PERIOD ON OVERDUE INTEREST PAYMENT

AUGUSTA, Ga.—June 12, 2009— Morris Publishing Group, LLC announced today that it has obtained an extension until July 14, 2009 to make a $9.7 million interest payment on its senior subordinated notes. Holders of more than 80 percent of the outstanding amount of senior subordinated notes have agreed to extend the forbearance period for the payment, which originally was due Feb. 1, 2009.

Morris Publishing's senior bank group also agreed to extend until July 14, 2009 the waiver of the cross default arising from the overdue interest payment on the senior subordinated notes.

Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236